Exhibit 10.10

DEVELOPMENT MANAGEMENT AGREEMENT

among

LR8 OWNER, LLC,

TNHC REALTY AND CONSTRUCTION, INC.

and

THE NEW HOME COMPANY OF SOUTHERN CALIFORNIA, LLC

Dated as of September 22, 2010

DEVELOPMENT MANAGEMENT AGREEMENT

THIS DEVELOPMENT MANAGEMENT AGREEMENT (this “Agreement”) is dated as of September 22, 2010, by and among LR8 OWNER, LLC, a Delaware limited liability company (the “Owner”), TNHC REALTY AND CONSTRUCTION, INC., a Delaware corporation (“TRC”), and The New Home Company of Southern California, a Delaware limited liability company (the “Administrative Member”, and together with TRC, shall be collectively known as the “Manager”).

R E C I T A L S

A.    The Owner is a wholly owned subsidiary of LR8 Investors, LLC, which is comprised of MFCI8 LR, LLC, a Delaware limited liability company, and the Administrative Member as members pursuant to that certain Limited Liability Company Agreement of LR8 Investors, LLC dated as of September 22, 2010 (“Joint Venture Agreement”).

B.    The Owner owns the Real Property, as hereinafter defined, consisting of approximately 51 gross acres located in the City of Irvine, County of Orange, California, together with all appurtenances thereto.

C.    The Owner contemplates developing the Real Property to create approximately one hundred sixty-nine (169) finished lots which may be developed as an approximate one hundred sixty-nine (169) single family home project in multiple phases or sold as finished lots to one or more merchant builders.

D.    The Owner desires to utilize the expertise of the Manager to manage the Real Property and the development, entitlement and construction thereof, and the Manager is willing to provide such services.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Owner and the Manager hereby agree as follows, intending to be legally bound:

Section 1.  Definitions.

1.1.  Defined Terms.

“Affiliate” has the meaning set forth in the Joint Venture Agreement.

“Administrative Member” has the meaning set forth in the Recital.

“Budget” means, at any time, the then current Budget (as defined in the Joint Venture Agreement).

“Capital Contributions” has the meaning set forth in the Joint Venture Agreement.

“Executive Committee” has the meaning set forth in the Joint Venture Agreement.

“Final Approval of All Required Land Use Approvals” means the final approval by all resource agencies and governmental agencies with jurisdiction over the Project of the Required Land Use Approvals and expiration without appeal of all applicable appeal periods or if appealed the entry of a final judgment affirming the validity of the Required Land Use Approvals.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Improvements” means all improvements to the Real Property to be made as part of the Project.

“IRR” has the meaning set forth in the Joint Venture Agreement.

“Joint Venture” means LR8 Investor, LLC, a Delaware limited liability company, which is the sole member of the Owner.

“Joint Venture Agreement” has the meaning set forth in the Recitals.

“Management Fee” has the meaning set forth in Section 5.2.

“Manager” has the meaning set forth in the introductory paragraph to this Agreement.

“Member” has the meaning set forth in the Joint Venture Agreement.

“Operating Plan” means, at any time, the then current Operating Plan (as defined in the Joint Venture Agreement).

“Owner” has the meaning set forth in the introductory paragraph to this Agreement.

“Owner’s Determination” has the meaning set forth in Section 3.2.

“Person” has the meaning set forth in the Joint Venture Agreement.

“Plans and Specifications” has the meaning set forth in Section 3.2(j).

“Project” means obtaining Final Approval of all Required Land Use Approvals , the satisfaction of all conditions of approval of all Required Land Use Approvals, the completion of improvements required for the relocation of the cell-site, the completion of rough and finished grading, installation of all required utility lines and infrastructure and construction and installation of all required public and private roads and traffic improvements, design, entitlement, construction, marketing, management and sale of approximately one hundred sixty-nine (169) single family homes, and the management, development and dedication of all related park, recreation and other common area amenities on the Real Property.

“Project Sell-Out” means the sale of the last residential unit in the Project.

“Real Property” has the meaning set forth in the Joint Venture Agreement and includes the land more particular described on Exhibit “A” attached hereto and incorporated by reference herein.

“Required Land Use Approvals” has the meaning set forth on Exhibit “B” attached hereto and incorporated by reference herein.

1.2.            Terms Generally. Definitions in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed to be references to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. Any accounting term used but not defined herein shall have the meaning assigned to it in accordance with GAAP. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” unless such phrase already appears. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.

1.3.  Relationship of the Parties. TRC acknowledges that it is an Affiliate of the Administrative Member, an indirect owner of the Owner and the sponsor of the Project and as a result, TRC and Administrative Member have access to confidential and proprietary information of Owner. Any default under this Agreement by Manager shall be deemed a default by both TRC and Administrative Member.

Section 2.  Project Scope. It is currently contemplated that the Project will consist of an horizontal phase consisting of mass and rough grading and horizontal infrastructure such as roads and utility lines and multiple phases of vertical improvements, the first of which shall consist of construction of approximately nine (9) model units.

Section 3.  Management of the Project.

3.1.  Scope of Management Services.

Subject to Sections 3.2 and 9(b) and the other provisions of this Agreement and the Joint Venture Agreement, the Owner hereby engages the Manager to act as the manager of the Project during the term of this Agreement, and the Manager hereby accepts such engagement. Except as otherwise provided herein or in the Joint Venture Agreement, the overall management and control of the Project shall be under the direction of the Manager, subject to Sections 3.2 and 9(b). The Manager shall devote such time and effort in connection with such engagement as may be necessary to perform its obligations and responsibilities hereunder. In carrying out its obligations under this

Agreement, the Manager shall perform the following activities (in each case subject to such modifications as Owner may reasonably determine to be appropriate under the circumstances and subject to availability of funds required to satisfy third party obligations):

(a) The Manager shall negotiate in the name of and on behalf of the Owner (provided that the Owner solely shall have the power to execute) any agreements for architectural, engineering, testing or consulting services for the Project as requested by Owner, and any agreements for the construction of any of the Improvements or for the furnishing of any supplies, materials, machinery or equipment, and upon Owner’s approval shall have the authority to terminate such agreements, pursuant to the terms thereof, and enter into substitute agreements, if appropriate under the circumstances, and the Manager shall oversee the administration of the foregoing agreements;

(b) The Manager shall establish and implement commercially reasonable and appropriate administrative and financial controls for the Project;

(c) The Manager shall oversee the coordination and administration of the engineers, architects, general contractors, contractors, subcontractors, professionals and consultants employed in connection with the design, entitlement and construction of the Project;

(d) The Manager shall maintain in full force and effect any and all governmental permits and approvals required for the Project, including, but not limited to the EIR SCH No. 2005091175, Vesting Tentative Tract Map No. 16868, General Plan Amendment No. 00387430-PGA, Zone Change No. 00387433-PZC, Conceptual Master Plan No. 00387431-PMP (landscape concept and master trails plan), Park Plan No. 00387432-PPP, Cell Site Conditional Use Permit, Fire Protection Agreement with OCFA, Habitat Conservation Plan and Natural Community Conservation Plan Implementing Agreement for the Migratory Bird Treaty Act, Water Quality Management Plan (SWPPPS and NPDES and Best Management Practices), 404 Permit, IUSD School Facilities Funding Agreement, City of Irvine Affordable Housing Agreement, The Irvine Company Cooperative Agreement, as amended, Flood Insurance Rate Map Parcel Map No. 06059C030SH, Declaration of Development Covenants, Conditions and Restrictions for the Master Development Property, Geotechnical Reports, Phase 1 Environmental Site Assessment and Lambert Ranch Eucalyptus Windows Assessment Report;

(e) The Manager shall use diligent efforts to obtain and shall comply with and maintain the following permits, approvals, agreements, restrictions and regulations, including, but not limited to the extension of the Cell Cite Conditional Use Permit, Cell Site Relocation Agreements, Model Home Complex Conditional Use Permit, Detailed Master Plan, Final Subdivision

Map, Subdivision Agreements, Subdivision Bonds, Exoneration of Subdivision Bonds, retention of Orange County certified professional paleontologist and monitor, paleontological resources survey, retention of a USFWS/CDFG approved biologist, required biological and archeological letters and reports, Notice of Intent, formation and funding of Community Facilities District, grading permits, building permits, certificates of use and occupancy, public reports, Secured Fire Agreement, Private Park Reservation documentation, and any other permits, approvals, agreements and restrictions required by the Irvine Subdivision Ordinance, Irvine Subdivision Manual and Zoning Code and Irvine Building Code and conditions of approval of the other Required Land Use Approvals;

(f) The Manager shall comply with all terms and conditions applicable to the Owner or the Project contained in any insurance policy affecting or covering the Project or in any surety bond obtained in connection with the Project;

(g) The Manager shall keep the Owner informed of the progress of the design, entitlement, construction and execution of the Project, including the preparation of such reports as are provided for herein, are required by the Required Land Use Approvals or as may reasonably be requested by the Owner;

(h) The Manager shall supervise the progress of the Project, including verification of the materials and labor being furnished in connection with the construction of the Improvements so as to be fully competent to approve or disapprove requests for payment made by the engineer and the general contractor for a particular phase of the Project, or by any other Persons with respect to the design and/or construction of the Improvements;

(i) The Manager shall prepare such reports regarding the progress of the entitlements, each phase of the Project and cost of each phase of the Project as the Owner may reasonably request. On a monthly basis, or otherwise as agreed to by the Owner, the Manager shall submit progress reports showing percentages of completion on entitlements, construction of horizontal infrastructure and construction of each phase of vertical improvements and other information required by the Owner;

(j) The Manager and Owner shall obtain and maintain in full force and effect insurance coverage set forth in Exhibit “C” attached hereto and incorporated herein with respect to the Project, the Owner, the Joint Venture, the Manager, and their respective employees, officers, directors, managers, members, shareholders and partners as may be prescribed by the Owner;

(k) The Manager shall assemble and retain all contracts, agreements and other records and data as may be necessary to carry out the Manager’s functions hereunder or otherwise to execute the Project; provided, however, the Manager shall not enter into any such contracts or agreements without obtaining the prior written consent of Owner;

(l) The Manager shall cause the general contractor or subcontractors to, accomplish the timely completion of each phase of the Improvements in accordance with the construction contracts, construction schedules and Budget and Operating Plan as in effect from time to time;

(m) The Manager shall notify the Owner promptly of any lawsuits, condemnation proceedings, rezoning or other governmental order or action or any threat thereof that becomes known to the Manager that might adversely affect the Project, any required Land Use Approvals or any interest of the Owner therein;

(n) The Manager shall supervise all utility contracts, in accordance with the Budget and Operating Plan, including for electricity, fuel, water, telephone, or rubbish hauling, and other similar services;

(o) The Manager shall hire and retain solely as employees of the Manager and not as employees of the Owner, such personnel as the Manager reasonably determines is necessary or desirable to perform properly the Manager’s functions and obligations hereunder. Such employees’ compensation, retention and performance shall be determined by the Manager in its sole discretion. The compensation and other cost of such employees shall be the Manager’s cost unless provided in this Agreement, the Joint Venture Agreement or the Budget . The Manager shall be responsible for complying with all laws and regulations and collective bargaining agreements affecting such employment, including the provision of any benefits or compensation required by statute or contract, provided that the Manager shall not enter into any collective bargaining agreement or employment contract affecting the benefits or compensation of such employees without the prior approval of the Owner, with such approval to be in the sole and absolute discretion of the Owner;

(p) The Manager shall notify the Owner’s general liability insurance carrier and the Owner of any personal injury or property damage occurring to or claimed by any third party on or with respect to the Project and forward to the carrier any summons, subpoena, or other like legal document served upon the Manager relating to actual or alleged potential liability of the Owner or the Manager, with copies to the Owner of all such documents;

(q) The Manager shall comply with all laws, ordinances, orders, rules, regulations and requirements from time to time in effect of all federal, state and local governments, courts, departments, commissions, boards and offices, any national or local Board of Fire Underwriters or Insurance Services Offices having jurisdiction over the Project or the Manager’s obligations hereunder or any other governmental agency and resource agency having jurisdiction over the Project, including the City of Irvine, Orange County, The Irvine Unified School District, the Irvine Ranch Water District, the Orange County Fire Authority, California Department of Fish&Game, US Fish&Wildlife Service, US EPA, State Water Resources Control Board, South Coast Air Quality Management District, Regional Water Quality Control Board, US Army Corp of Engineers, FEMA and California Department of Real Estate. The Manager shall provide Owner with copies of any notice of alleged violation of such laws received by the Manager;

(r) The Manager shall perform on behalf of the Owner any and all other services and responsibilities of the Manager which are set forth in any other provision of this Agreement or which are reasonably requested by the Owner with respect to the development, entitlement and construction of the Project pursuant to this Agreement and which are within the general scope of the services of the Manager described herein; and

(s) The Manager shall meet with the Owner at such times as the Owner may reasonably request to review progress of the Project, to provide directions to the Manager consistent with this Agreement or review any other matter related to the Project or the services performed by the Manager hereunder.

(t) Upon commencement of the marketing of any lots or residential units, Manager shall track the status of all such sales and escrows at the Project. Within three (3) business days after the end of each calendar week, Manager shall deliver to Owner (in the form requested by Owner, or if Owner has not requested a particular form, then in a form reasonably acceptable to Owner), a sales and inventory report showing for the previous week construction starts, standing inventory, sales opened, sales closed, sales cancelled, sales prices, the cost of all discounts, upgrades and other sales incentives or concessions, reservations, sales traffic information, releases, contingent status, estimated and actual closing dates, referral/broker cooperation fees and Unit start dates. The last weekly report for each calendar month shall include a monthly summary of such items.

(u) Within seven (7) business days after the closing of the sale of each Unit, Manager shall deliver to Owner a closing statement prepared by the applicable escrow holder relating to the sale of any lot or residential unit.

(v) Manager shall prepare and submit to Owner a budget for the marketing, sales and California Department of Real Estate (“DRE”) related activities and materials, which budget shall (i) allocate in reasonable detail the anticipated costs and expenses that Manager reasonably believes will be incurred in connection with the various marketing, sales and DRE-related activities and materials, including, without limitation, any and all escrow fees and costs incurred in connection with the sale of any lot or residential unit, (ii) include recommended control mechanisms and (iii) be subject to the approval of Owner pursuant to the terms of the Joint Venture Agreement.

(w) In conjunction with the marketing of lots or residential units, Manager shall obtain (or cause to be obtained) and maintain any and all business licenses and permits required for the Project, including, without limitation, the Preliminary Report and Final Public Report required by the DRE.

(x) Manager shall prepare all disclosure information that Owner is or may be obligated to impart to purchasers of lots or residential units that is or may be considered relevant to the purchaser’s buying decision and/or the value of such lots or residential units, including, without limitation, the following: known environmental hazards; unusual uses and/or zoning of nearby or adjoining parcels; and/or improvement and/or assessment districts (including but not limited to Mello-Roos districts) that have or may have a fiscal impact on the Project and which are in addition to normal property taxes. Without limiting the generality of the foregoing, Manager shall provide all disclosure forms and reports that may be required in order to comply with Civil Code Section 1103, et seq., pertaining to natural hazard disclosures, if and as applicable.

(y) Manager shall recommend in writing for Owner’s approval a detailed marketing program for the Project that includes, without limitation, recommendations regarding all advertising, public relations and other marketing support as may be advisable in Manager’s reasonable business judgment with respect to the Project.

3.2.  The Owner’s Determinations.

Notwithstanding Section 3.1, Section 3.3 or any other provision of this Agreement, no action shall be taken, sum expended, decision made or obligation incurred by the Manager with respect to any matter within the scope of the actions enumerated below (each of such being referred to hereinafter as an “Owner’s Determination”), in each case unless otherwise approved or ratified by Owner, subject to Section 9(b). The Owner’s Determinations are as follows:

(a) The acquisition of any additional real property or interest therein on behalf of the Owner;

(b) The entering into of any agreement on behalf of the Owner for the financing of any part of the Project, including but not limited to the financing of the acquisition of the Real Property, interim and permanent financing of any or all of the Improvements and refinancing of any of the foregoing;

(c) The mortgaging or the placing of any other encumbrance on the Real Property, Project or any portion thereof;

(d) The approval of each Budget and Operating Plan or the taking of any action which deviates from the Budget and Operating Plan (unless and to the extent that the Administrative Member would be permitted to authorize such deviation pursuant to the Joint Venture Agreement);

(e) The sale or other transfer, or the entering into of any agreement on behalf of the Owner for the sale or other transfer of all or any portion of the Real Property;

(f) The settling of any claims, suits, debts, demands or judgments against the Owner, the Joint Venture, any Member or the Real Property; or the retention of counsel for the Owner or the institution or defense of any legal action on behalf of the Owner;

(g) The entering into of any agreement on behalf of the Owner for the purchase, sale or other transfer of, or the mortgaging or the placing of any other encumbrance on, any properties other than the Real Property;

(h) The commencement of construction of any phase of the Improvements or the making of any capital improvements, repairs, alterations or changes in, to or of the Project except as may be contemplated by the Budget and Operating Plan;

(i) The entering into separate contracts with licensed contractors for different phases or components of the construction and development of the Project;

(j) The initial approval of any plans and specifications (“Plans and Specifications”) for any material Improvements;

(k) Any act or transaction outside the ordinary course of the Manager’s duties under this Agreement or outside the ordinary course of the Owner’s business; and

(l) Any other act or transaction designated by the Owner as an “Owner’s Determination” for purposes of this Agreement and with respect to which the Owner has notified the Manager, including without limitation all Major Decisions under the Joint Venture Agreement.

3.3.  Construction Services

In addition to the duties set forth in Section 3.1, TRC shall serve as the general contractor for the Project pursuant to an AIA A134-2009 Standard Form of Agreement Between Owner and Construction Manager as Constructor, the form of which shall be reasonably approved by the Executive Committee and TRC. Notwithstanding anything to the contrary contained herein, unless Owner enters into a separate contract with a licensed contractor for a discrete component of work on the Project, all construction activities on the Project requiring a contractor’s license shall be performed by TRC and not the Administrative Member. Therefore all obligations of the Manager under this Agreement that require a California Contractors license shall be performed solely by TRC and all references to “Manager” with respect to those obligations shall be deemed references solely to TRC.

Section 4.  Budget, Operating Plan, Revenues and Expenses.

4.1.  Updates of Budget and Operating Plan.

TRC shall be responsible for assisting the Administrative Member in preparing and submitting to the Owner for the approval of the Executive Committee recommendations and explanations of any proposed updates to the Budget and Operating Plan. Representatives of TRC shall be made available to meet with the Administrative Member of the Joint Venture and the members of the Executive Committee of the Joint Venture to discuss any such proposed updates.

4.2.  Revisions of Plans and Specifications.

After the initial Plans and Specifications for any phase of the Improvements are approved by the Owner, the Manager may from time to time approve modifications thereto, provided the modifications are consistent with the Budget and Operating Plan. All Plans and Specifications and any revisions thereto shall be consistent with any applicable zoning and other governmental codes and regulations applicable to the development of the Project, including all Required Land Use Approvals.

4.3.  Revenue and Expenses.

The Owner shall be responsible for providing all funds necessary to complete the Project. Except for costs that are specifically stated to be the Manager’s sole responsibility under this Agreement all costs and expenses related to the work, activities and other matters managed by Manager under this Agreement and that are approved by Owner or included within the Budget and Operating Plan shall be Project costs and the sole responsibility of Owner. All draws on any construction funding shall be made by the Owner only, and such draws and all other revenues of the Project shall be payable only to the Owner and paid only to the Owner for deposit into a bank account(s) established for the Project by the Owner. All expenses of the Project shall be payable by the Owner only, who shall be the only authorized signatory with respect to the Project’s bank account(s). The Manager shall cause all invoices or other appropriate documents with respect to the expenses of the Project to be presented to the Owner. The term “Owner” means the Owner or the Owner’s authorized representative. The Owner’s initial authorized representative shall be Marcus L. Scroggins.

Section 5.  Management Personnel; Management Fee.

5.1.  Management Personnel.

The Manager shall provide personnel for the conduct of development and entitlement of the Project and as may be needed for the orderly and expeditious operations of the Project. Such personnel, who may be located both on-site and off-site, shall be employees of the Manager only. The compensation and other cost of such employees shall be the Manager’s cost unless provided in this Agreement, the Joint Venture Agreement or the Budget . .The Owner shall provide all on-site office facilities, including telephones and other office equipment, as may be necessary and appropriate in connection with the operations of the Project. The Owner shall be responsible for all hard and soft costs associated with the development of the Real Property, except that the Manager shall be responsible for paying the costs of the project manager and on-site project supervisors and administrative personnel and other employees of Manager; provided, however, Owner shall reimburse Manager monthly within thirty (30) days after receipt of a detailed invoice itemizing all such costs for which Manager is seeking reimbursement for such additional employees which dedicate one hundred percent (100%) of their time to the Project and the retention of whom and cost of whom are included within the Budget and Operating Plan that has been approved by the Executive Committee. The Owner shall not have any obligation to pay or reimburse the Manager or for any of its general overhead expenses.

5.2.  Management Fee.

For the performance of the Manager’s services under this Agreement, the Owner shall pay the Manager the following management fee (the “Management Fee”) and the Manager shall be able to allocate the same as it deems appropriate between TRC and the Administrative Member and other Affiliates as it determines in its sole discretion: (i) three-quarter percent (.75%) of the gross sales revenue of the Project, based upon the projected gross sales revenue, to be paid in equal monthly installments over the period of horizontal development of the Project, based upon the anticipated schedule of twenty-three (23) months estimated for completion of horizontal construction commencing upon commencement of grading work at the Project after receipt of the mass or rough grading permit and the calculation of such fee shall be reconciled from time to time upon approval of changes to Owner’s Budget and Operating Plan, if applicable, and upon completion of Project Sell-Out, (ii) three-quarter percent (.75%) of the gross sales revenue of the Project, based upon the projected gross sales revenue, to be paid in equal monthly installments over the period of vertical development of the Project, based upon the anticipated schedule of twenty-eight (28) months estimated for completion of vertical construction commencing upon the commencement of construction of the model homes after receipt of the building permits and such fee shall be reconciled from time to time upon approval of changes in Owner’s Budget and Operating Plan, as applicable and upon completion of Project Sell-Out, (iii) three-quarter percent (.75%) of the gross sales revenue from each home sold at the Project, payable upon the close of escrow of each home; provided, however that this portion of the Management Fee will be deferred if at any time the Budget and Operating Plan projects that the Project will produce less than a 15% IRR on Capital Contributions until such time as (A) the Budget and Operating Plans projects a 15% IRR on Capital Contributions or (B) each Member has received a return of all of its Capital Contributions with a 15% IRR and upon completion of Project SellOut until such portion of the Management Fee shall be reconciled as set forth below and (iv) three-quarter percent (.75%) of the gross sales revenue from each home sold at the Project, payable upon the close of escrow of each home; provided, however that this portion of the Management Fee will be deferred until each Member has received a return of all of its Capital Contributions with a 15% IRR. Owner may review the Budget and Operating Plan to make the deferral determination under clause (iii) above. Each component of the Management Fee shall be subject to reconciliation and adjustment if changes to the Budget and Operating Plan are approved by Owner and also within thirty (30) days after Project Sell-Out.

Section 6.  Term/Termination.

6.1.  Term/Termination by Owner

The term of this Agreement shall commence on the date hereof and shall continue through the Warranty Period, unless sooner terminated by mutual written agreement of the parties; provided, however, the Owner may terminate this Agreement upon not less than seven days’ written notice to the Manager for the Owner’s convenience and without cause (the “Termination Notice”); provided, further that notwithstanding the foregoing, prior to Owner sending Manager the Termination Notice, Owner shall send Manager a letter identifying any areas of concern or dissatisfaction relating to the Manager’s performance or the Project and Manager shall then have 14 days to address Owner’s areas of concern or dissatisfaction and if upon the expiration of such 14 day time period Manager has been unable to adequately address Owner’s areas of concern or dissatisfaction as determined in Owner’s sole and absolute discretion, then Owner shall have the right, but not the obligation, to send Manager the Termination Notice.

6.2.  Compensation Upon Termination

In the event of termination of this Agreement pursuant to Section 6.1 above, the Owner shall pay to the Manager an amount equal to the fee payable to the Manager under Section 5.2 hereof as of the date of termination. The Owner shall have the right to replace the Manager or any of its Affiliates as the general contactor, sales agent, consultant or in such other capacity under the applicable contract with Owner without providing Manager with a right to terminate this Agreement and the Manager shall be obligated to continue its duties under this Agreement.

6.3.  Deliverables Upon Termination

Upon termination of this Agreement for any reason, the Manager shall promptly deliver the following to the Owner or the Owner’s appointed agent or designee:

(a) A final accounting, reflecting the balance of income and expenses for the Real Property or the Project and the Owner as of the date of termination, including all costs and expenses incurred in connection with entitlements, development and construction of each phase of the Project;

(b) Any balance of monies of the Owner held by the Manager with respect to the Real Property or the Project or the business or the affairs of the Owner; and

(c) All written data and materials belonging to the Owner and other papers or documents that pertain to the business or affairs of the Owner and the Real Property or the Project.

Section 7.  Independent Contractor.

In performing its services hereunder, the Manager shall be an independent contractor and not an employee or agent of the Owner, the Joint Venture or any Member.

Section 8.  The Ownership of Information and Materials.

The Manager shall, upon completion of the Manager’s services or any earlier termination of this Agreement, deliver to the Owner all books and records and written financial or accounting data and information prepared by, or supplied to the Manager by the Owner or the Owner’s contractors or agents, which information shall at all times be the property of the Owner. The Manager shall also be required to deliver to the Owner any drawings, plans, books, record, contracts, agreements and or other documents and writings in its possession developed or obtained in performing its services hereunder.

Section 9.  Limitation on Authority of Manager.

(a) The Manager shall have no right or authority, express or implied, to commit or otherwise obligate the Owner in any manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by the Owner (provided such authorization complies with the requirements of this Agreement).

(b) The Manager is on notice that certain provisions of the Joint Venture Agreement provide that the express approval of the Executive Committee (as defined in the Joint Venture Agreement) is required for Major Decisions set forth in Sections 7.01(a) of the Joint Venture Agreement and for the Budget and Operating Plan. Notwithstanding anything herein to the contrary, no action shall be taken, sum expended, decision made or obligation incurred by the Manager with respect to any matter constituting a Major Decision or the Budget and Operating Plan without obtaining such consent as required by the Joint Venture Agreement.

Section 10.  Amendment of Agreement.

This Agreement may be amended only in writing, in whole or in part, at any time only by the approval of the Owner and the Manager. No provision of this Agreement may be waived except by a writing signed by the party to be charged therewith.

Section 11.  Licenses.

The Manager shall, at its own expense, qualify to do business and obtain and maintain such licenses, which are personal to Manager, as may be required for the performance by the Manager of its services hereunder. TRC represents and warrants that it has obtained and will maintain its broker’s license and general contractor’s licenses during the term of this Agreement. TRC acknowledges that it will be the only entity performing such duties or functions that require either a broker’s license or a general contractor’s license. The Administrative Member will not perform any duties or functions that require either a broker’s license or a general contractor’s license and the Owner agrees that it will not require the Administrative Member to perform such duties or functions that require either a broker’s license or a general contractor’s license.

Section 12.  Assignment and Subcontracts.

This Agreement is in the nature of a personal services contract, and Manager acknowledges that Owner is relying on the personal knowledge, experience, ability, expertise and skill of Manager to perform the obligations required by this Agreement. The Agreement is personal to the Manager and, except as provided herein, the Manager shall have no right, power or authority to assign this Agreement, or any portion hereof or any monies due or to become due hereunder, or to delegate any duties or obligations arising hereunder, either voluntarily, involuntarily or by operation of law, without the prior written approval of the Owner, which may by withheld in Owner’s sole discretion. Any subcontract of the Manager’s obligations or any part thereof shall not be construed to make the Owner a party to such subcontract or to expose the Owner to any claims or liabilities arising thereunder. No other delegation of duties to or subcontract with any other third party shall be permitted without the approval of the Owner. Owner may assign this Agreement to a lender providing financing for the Project or to an affiliate of Owner or to a purchaser of the Project who assumes Owner’s rights and obligations under this Agreement.

Section 13.  No Partnership.

Nothing herein shall constitute or be construed to be or create a partnership or joint venture between the Owner and the Manager.

Section 14.  Notices.

All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand with signed delivery receipt requested, (b) sent by facsimile (with receipt confirmed), provided a copy is mailed on the same day by registered mail, return receipt requested, or (c) received by the addressee, if sent by U.S. Mail or Express Mail, Federal Express or other express delivery service (receipt requested), in each case, to the appropriate addresses, telex numbers and telecopier numbers set forth below (or to such other addresses, telex numbers and telecopier numbers as a party may designate as to itself by notice to the other):

If to the Owner:

LR8 Owner, LLC

c/o Westbrook Partners

645 Madison Avenue

18th Floor

New York, New York 10022

Attention: Marcus L. Scroggins

Facsimile.: (212) 849-8801

with a copy to:

Westbrook Partners

645 Madison Avenue

18th Floor

New York, New York 10022

Attention: Kashif Z. Sheikh, Esq.

Facsimile: (212) 849-8801

and

SunBrook Partners, Inc.

11661 San Vicente Boulevard, Suite 910

Los Angeles, California 90049

Attention: Michael French

Facsimile: (888) 750-7772

If to the Manager:

TNHC Realty and Construction, Inc.

95 Enterprise, Suite 325

Aliso Viejo, California 92656

Attention: Wayne Stelmar and Tom Redwitz

Telecopy No.: (949) 382-7801

A notice sent to TRC in compliance with the provisions of this Section 14 shall be deemed to be a notice to Administrative Member given on the date of receipt by TRC. A notice sent by Manager in compliance with the provisions of this Section 14 shall be deemed to be a notice sent by Administrative Member and TRC on the same date.

Section 15.  Entire Agreement.

This Agreement, together with any Exhibits referred to herein, each of which is hereby incorporated in this Agreement and made a part hereof, embodies the entire agreement and understanding among the parties hereto relating to the Project and the obligations of the parties hereto and supersedes all prior agreements and understandings among them with respect thereto.

Section 16.  Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

Section 17.  Severability.

If any provision of this Agreement is held to be invalid, as applied to any fact or circumstance, such invalidity shall not affect the validity of any other provision hereof or the validity of such provision as applied to any other fact or circumstance.

Section 18.  Captions.

All captions contained in this Agreement are for convenience of reference only and shall not be considered in any way in connection with the interpretation or enforcement of any provision of this Agreement.

Section 19.  Binding Effect.

Except as herein otherwise provided, this Agreement shall be binding upon, and inure to the benefit of, the Owner and the Manager and their respective successors and assigns. No provision of this Agreement shall be applied for the benefit of, or be enforceable by, any Person who is not a party to, or authorized assignee of, this Agreement.

Section 20.  Counterparts.

This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute the same instrument.

Section 21.  Joint and Several Liability.

TRC and the Administrative Member shall be jointly and severally liable for the obligations of Manager under this Agreement; provided, however that TRC shall be solely liable for such obligations requiring either a broker’s license or a general contractor’s license.

[SIGNATURE PAGES ATTACHED]

IN WITNESS WHEREOF, the Owner and the Manager hereto have executed this Agreement as of the date first above written.

THE OWNER:

LR8 OWNER, LLC, a Delaware limited liability company

By:
Name:	Kashif Z.Sheikh
Title:	Vice President

THE MANAGER:

TNHC REALTY AND CONSTRUCTION, INC., a Delaware corporation

By:
Name:
Title:

THE NEW HOME COMPANY OF SOUTHERN CALIFORNIA, LLC, a Delaware limited liability company

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Development Management Agreement

IN WITNESS WHEREOF, the Owner and the Manager hereto have executed this Agreement as of the date first above written.

THE OWNER:

LR8 OWNER, LLC, a Delaware limited liability company

By:
Name:
Title:

THE MANAGER:

TNHC REALTY AND CONSTRUCTION, INC., a Delaware corporation

By:
Name:	Wayne J. Stelmar
Title:	Chief Financial Officer

THE NEW HOME COMPANY OF SOUTHERN CALIFORNIA, LLC, a Delaware limited liability company

By:
Name:	Thomas O. Redwitz
Title:	President The New Home Company Southern California LLC

By:
Name:	Wayne J. Stelmar
Title:	Chief Financial Officer

Signature Page to Development Management Agreement

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF ORANGE, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL A

PARCEL 1 OF EXHIBIT “B” ATTACHED TO LOT LINE ADJUSTMENT 424627-LL RECORDED JANUARY 10, 2008 AS INSTRUMENT NO. 2008000015429 OF OFFICIAL RECORDS, BEING A PORTION OF THE FOLLOWING DESCRIBED LAND:

BEING ALL OF PARCELS 2, 3 AND 4 OF LOT LINE ADJUSTMENT 2000-015, IN THE CITY OF IRVINE, COUNTY OF ORANGE, STATE OF CALIFORNIA, RECORDED AS INSTRUMENT NO. 20000288742 OF OFFICIAL RECORDS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY OF ORANGE DESCRIBED AS A WHOLE AS FOLLOWS:

BEGINNING AT THE SOUTHWESTERLY TERMINUS OF THAT CERTAIN NORTHWESTERLY LINE OF SAID PARCEL 4 SHOWN AS “NORTH 40°39’16” EAST 116.02 FEET” ON SAID LOT LINE ADJUSTMENT 2000-015 SAID POINT BEING IN THE SOUTHWESTERLY RIGHT OF WAY LINE OF PORTOLA PARKWAY PER PARCEL NO. 105 OF EASEMENT DEED TO THE COUNTY OF ORANGE RECORDED MAY 21, 1992 AS INSTRUMENT NO. 92-341743 OF OFFICIAL RECORDS OF SAID COUNTY OF ORANGE; THENCE ALONG SAID NORTHWESTERLY LINE NORTH 40°39’ 16” EAST A DISTANCE OF 116.02 FEET TO THE NORTHEASTERLY RIGHT OF WAY LINE OF SAID PORTOLA PARKWAY AND THE BEGINNING OF A NON-TANGENT CURVE CONCAVE NORTHEASTERLY HAVING A RADIUS OF 7942.00 FEET, TO WHICH POINT A RADIAL LINE BEARS SOUTH 41°39’06” WEST; THENCE NORTHWESTERLY ALONG SAID CURVE AND THE SOUTHWESTERLY LINE OF SAID PARCEL 4 THROUGH A CENTRAL ANGLE OF 00°12’56” AN ARC LENGTH OF 29.88 FEET; THENCE DEPARTING SAID RIGHT OF WAY LINE AND ALONG THE NORTHWESTERLY LINES OF SAID PARCELS 4, 3 AND 2, NORTH 40°39’16” EAST A DISTANCE OF 800.38 FEET; THENCE CONTINUING ALONG THE NORTHWESTERLY LINE OF SAID PARCEL 2 THE FOLLOWING COURSES: SOUTH 59°05’38” EAST A DISTANCE OF 13214 FEET; SOUTH 68°25’02” EAST A DISTANCE OF 44.82 FEET; SOUTH 86°44’01” EAST A DISTANCE OF 48.60 FEET; NORTH 85°24’50” EAST A DISTANCE OF 126.30 FEET; NORTH 82°45’08” EAST A DISTANCE OF 69.12 FEET; NORTH 73°53’00” EAST A DISTANCE. OF 50.73 FEET; NORTH 62°18’05” EAST A DISTANCE OF 37.67 FEET; NORTH 52°10’11” EAST A DISTANCE OF 78.11 FEET; NORTH 49° 16’35” WEST A DISTANCE OF 25.00 FEET; NORTH 49°09’26” EAST A DISTANCE OF 59.41 FEET; AND NORTH 40°20’12” EAST A DISTANCE OF 271.24 FEET TO THE NORTHERLY CORNER OF SAID PARCEL 2; THENCE ALONG THE NORTHEASTERLY LINE OF SAID PARCEL 2, SOUTH 49°16’35” EAST A DISTANCE OF 964.00 FEET TO THE EASTERLY CORNER OF SAID PARCEL 2; THENCE ALONG THE SOUTHEASTERLY LINES OF SAID PARCEL 2, SOUTH 40°39’16” WEST A DISTANCE OF 330.00 FEET; THENCE NORTH 49°16’35” WEST A DISTANCE OF 306.4 FEET; THENCE ALONG THE SOUTHEASTERLY LINES OF SAID PARCELS 2, 3 AND 4, SOUTH 40°39’60” WEST A DISTANCE OF 1278.54 FEET TO THE SOUTHERLY CORNER OF SAID PARCEL 4, SAID CORNER ALSO BEING A POINT ON THE SOUTHWESTERLY RIGHT OF WAY LINE OF SAID PORTOLA PARKWAY; THENCE NORTHWESTERLY ALONG SAID RIGHT OF WAY LINE AND ALONG THE SOUTHWESTERLY LINE OF SAID PARCEL 4, NORTH 49°22’02” WESTA DISTANCE OF 872.87 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE NORTHEASTERLY HAVING A RADIUS OF 8058.00 FEET; THENCE NORTHWESTERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 1°00’16” AN ARC LENGTH OF 141.26 FEET TO THE POINT OF BEGINNING.

[Description Continued]

PARCEL C:

PARCEL 3 OF EXHIBIT “B” ATTACHED TO LOT LINE ADJUSTMENT 424627-LL RECORDED JANUARY 10, 2008 AS INSTRUMENT NO. 2008000015429 OF OFFICIAL RECORDS, BEING A PORTION OF THE FOLLOWING DESCRIBED LAND:

BEING PARCEL 1 OF LOT LINE ADJUSTMENT 2000-015, IN THE CITY OF IRVINE, COUNTY OF ORANGE, STATEOF CALIFORNIA, RECORDED AS INSTRUMENT NO. 20000288742 OF OFFICIAL RECORDS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY OF ORANGE.

EXCEPTING THEREFROM THAT PORTION OF SAID PARCEL 1 DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHERLY TERMINUS OF THAT CERTAIN WESTERLY LINE OF SAID PARCEL I SHOWN AS “NORTH .05°19’44” WEST 122.69 FEET” IN SAID LOT LINE ADJUSTMENT 2000-015; THENCE DEPARTING SAID LINE SOUTH 79°51’22” EAST A DISTANCE OF 85.37 FEET TO THE TRUE POINT OF BEGINNING; THENCE NORTH 68°47’14” EAST A DISTANCE OF 303.92 FEET; THENCE SOUTH 84°47’33” EAST A DISTANCE OF 32.56 FEET; THENCE SOUTH 46°26’43” EAST A DISTANCE OF 37.32 FEET; THENCE SOUTH 29°19’21” EAST A DISTANCE OF 14.45 FEET; THENCE SOUTH 14°29’21” EAST A DISTANCE OF 28.24 FEET; THENCE SOUTH 85°31’ll” EAST A DISTANCE OF 17.47 FEET; THENCE SOUTH 52°36’12” EAST A DISTANCE OF 27.18 FEET; THENCE SOUTH 13°06’44” EAST A DISTANCE OF 52.77 FEET TO THE BEGINNING OF A NON- TANGENT CURVE CONCAVE SOUTHEASTERLY HAVING A RADIUS OF 880.00 FEET TO WHICH POINT A RADIAL LINE BEARS NORTH 48°13’19” WEST; THENCE SOUTHWESTERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 7°11’41” AN ARC LENGTH OF 110.50 FEET; THENCE NON-TANGENT TO SAID CURVE SOUTH 79°47’09” WEST A DISTANCE OF 151.37 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE NORTHEASTERLY HAVING A RADIUS OF 238.00 FEET; THENCE NORTHWESTERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 47°28’20” AN ARC LENGTH OF 197.19 FEET TO THE BEGINNING OF A NON-TANGENT CURVE CONCAVE EASTERLY HAVING A RADIUS OF 420.00 FEET TO WHICH CURVE A RADIAL LINE BEARS SOUTH 79°58’33” WEST; THENCE NORTHERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 4°40’55” AN ARC LENGTH OF 34.32 FEET; THENCE TANGENT TO SAID CURVE NORTH 05°20’32” WEST A DISTANCE OF 16.29 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE SOUTHEASTERLY HAVING A RADIUS OF 180.00 FEET; THENCE NORTHEASTERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 14°51’48” AN ARC LENGTH OF 46.69 FEET TO THE TRUE POINT OF BEGINNING.

ALSO EXCEPTING FROM SAID PARCEL 1 THAT PORTION THEREOF DESCRIBED AS FOLLOWS:

‘COMMENCING AT THE NORTHWESTERLY TERMINUS OF THAT CERTAIN NORTHEASTERLY LINE OF SAID PARCEL 1 SHOWN AS “NORTH 30°58’04” WEST 579.42 FEET” IN SAID LOT LINE ADJUSTMENT 2000-015; THENCE SOUTHEASTERLY ALONG SAID LINE SOUTH 30°58’04” EAST A DISTANCE OF 26.70 FEET TO THE TRUE POINT OF BEGINNING; THENCE DEPARTING SAID LINE SOUTH 59°01’56” WEST A DISTANCE OF 7.73 FEET TO THE BEGINNING OF A NON-TANGENT CURVE CONCAVE SOUTHWESTERLY HAVING A RADIUS OF 553.00 FEET TO WHICH POINT A RADIAL LINE BEARS NORTH 41°36’42” EAST; THENCE NORTHWESTERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 18°23’32” AN ARC LENGTH OF 177.52 FEET TO THE BEGINNING OF A COMPOUND CURVE CONCAVE SOUTHWESTERLY HAVING A RADIUS OF 93.00 FEET TO WHICH CURVE A RADIAL LINE BEARS NORTH 23°13’l0” EAST; THENCE NORTHWESTERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 14°06’05” AN ARC LENGTH OF 22.89 FEET; THENCE ALONG A LINE RADIAL TO SAID CURVE SOUTH 09°07’05” WEST A DISTANCE OF 3.00 FEET TO THE BEGINNING OF A NON-

[Description Continued]

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TANGENT. CURVE CONCAVE SOUTHWESTERLY HAVING A RADIUS OF 49.00 FEET TO WHICH POINT A RADIAL LINE BEARS NORTH 19° 12’10” EAST; THENCE SOUTHEASTERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 28°57’19” AN ARC LENGTH OF 24.76 FEET TO THE BEGINNING OF A COMPOUND CURVE CONCAVE SOUTHWESTERLY HAVING A RADIUS OF 227.00 FEET TO WHICH POINT A RADIAL LINE BEARS NORTH 48°09’29” EAST; THENCE SOUTHEASTERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 9°41’07” AN ARC LENGTH OF 38.37 FEET TO THE BEGINNING OF A NON-TANGENT CURVE CONCAVE SOUTHWESTERLY HAVING A RADIUS OF 525.00 FEET TO WHICH POINT A RADIAL LINE BEARS NORTH 27°05’20” EAST; THENCE SOUTHEASTERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 6°41’36” AN ARC LENGTH OF 61.33 FEET; THENCE SOUTH 23°20’58” EAST A DISTANCE OF 55.73 FEET; THENCE SOUTH 52°41’55” EAST A DISTANCE OF 21.38 FEET; THENCE SOUTH 30°58’04” EAST A DISTANCE OF 41.68 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE NORTHEASTERLY HAVING A RADIUS OF 100.00 FEET; THENCE SOUTHEASTERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 7°42’04” AN ARC LENGTH OF 13.44 FEET; THENCE TANGENT TO SAID CURVE SOUTH 38°40’08” EAST A DISTANCE OF 20.37 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE NORTHERLY HAVING A RADIUS OF 30.00 FEET; THENCE SOUTHEASTERLY AND NORTHEASTERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 82°17’56” AN ARC LENGTH OF 43.09 FEET; THENCE TANGENT TO SAID CURVE NORTH 59°01’56” EAST A DISTANCE OF 26.64 FEET. TO SAID NORTHEASTERLY LINE OF SAID PARCEL 1; THENCE ALONG SAID LINE NORTH 30°58’04 WEST A DISTANCE OF 117.96 FEET TO THE TRUE POINT OF BEGINNING.

PARCEL E:

A NONEXCLUSIVE EASEMENT UNDER THAT CERTAIN GRANT OF EASEMENT FOR IRRIGATION, WATER, PIPELINES, AND CONNECTION FACILITIES MADE BY THE IRVINE COMPANY, A DELAWARE CORPORATION, IN

FAVOR OF BARBARA A. TUCKER, A WIDOW, AND LUCILLE LAMBERT, A SINGLE WOMAN, AS “GRANTEE” RECORDED ON JUNE 1, 2000 AS INSTRUMENT NO. 20000288738 OF OFFICIAL RECORDS OF ORANGE COUNTY, CALIFORNIA (THE “IRRIGATION WATER EASEMENT”) SUBJECT TO THE TERMS AND CONDITIONS AS SET FORTH IN SUBPARAGRAPHS (A) (I) THROUGH (III) OF PARAGRAPH 2 ENTITLED “IRRIGATION WATER FACILITIES” BELOW.

PARCEL F:

A NONEXCLUSIVE EASEMENT UNDER THAT CERTAIN GRANT OF EASEMENT FOR RIGHT OF WAY FOR POLES WITH THE NECESSARY FIXTURES THEREON FOR DOMESTIC TELEPHONE SERVICE MADE BY THE IRVINE COMPANY, A DELAWARE CORPORATION, IN FAVOR OF BARBARA A. TUCKER, A WIDOW, AND LUCILLE LAMBERT, A SINGLE WOMAN, AS “GRANTEE” RECORDED ON JUNE 1, 2000 AS INSTRUMENT NO. 20000288740 OF OFFICIAL RECORDS OF ORANGE COUNTY, CALIFORNIA (“THE TELEPHONE EASEMENT”).

PARCEL G:

A PERPETUAL NONEXCLUSIVE EASEMENT FOR ACCESS, INGRESS, ROAD AND U11L1TY PURPOSES AS SET FORTH IN GRANT DEED RECORDED JUNE 5, 2000 AS INSTRUMENT NO. 20000294758 OF OFFICIAL RECORDS.

PARCEL H:

JOINT ACCESS EASEMENTS FOR ACCESS, INGRESS AND EGRESS PURPOSES AS SET FORTH IN “DECLARATION AND AGREEMENT AS TO ACCESS EASEMENTS AFFECTING PARCELS 1 THROUGH 4, INCLUSIVE, OF LOT LINE ADJUSTMENT LLA 424627” RECORDED FEBRUARY 6, 2008 AS INSTRUMENT NO. 2008000054607 OF OFFICIAL RECORDS.

EXHIBIT B

REQUIRED LAND USE APPROVALS

The Manager shall comply with and shall maintain in full force and effect any and all governmental, regulatory and private permits, approvals, agreements, regulations and restrictions required for the Project , including the following:

1.	EIR SCH No. 2005091175,
2.	Vesting Tentative Tract Map No. 16868,
3.	General Plan Amendment No. 00387430-PGA,
4.	Zone Change No. 00387433-PZC,
5.	Conceptual Master Plan No. 00387431-PMP (landscape concept and master trails plan),
6.	Park Plan No. 00387432-PPP,
7.	Cell Site CUP,
8.	Fire Protection Agreement with OCFA,
9.	Habitat Conservation Plan and Natural Community Conservation Plan Implementing Agreement for the Migratory Bird Treaty Act,
10.	Water Quality Management Plan (SWPPPS and NPDES and Best Management Practices),
11.	404 Permit,
12.	IUSD School Facilities Funding Agreement,
13.	City of Irvine Affordable Housing Agreement,
14.	The Irvine Company Cooperative Agreement, as amended,
15.	Flood Insurance Rate Map Parcel Map No. 06059C030SH,
16.	Declaration of Development Covenants, Conditions and Restrictions for the Master Development Property,
17.	Geotechnical Reports,
18.	Phase 1 Environmental Site Assessment,
19.	Lambert Ranch Eucalyptus Windrows Assessment Report;

The Manager shall use diligent efforts to obtain and shall comply with and maintain the following permits, approvals, agreements, restrictions and regulations not limited to the

1. 2. 3. 4. 5. 6. 7. 8. 9. 10.

extension of the Cell Cite Conditional Use Permit,

Cell Site Relocation Agreements,

Model Home Complex Conditional Use Permit,

Detailed Master Plan,

Final Subdivision Map,

Subdivision Agreements,

Subdivision Bonds,

Exoneration of Subdivision Bonds,

retention of Orange County certified professional paleontologist and monitor,

paleontological resources survey,

11. retention of a USFWS/CDFG approved biologist,

12. required biological and archeological letters and reports,

13. Notice of Intent,

14. formation and funding of Community Facilities District,

15. grading permits,

16. building permits,

17. certificates of use and occupancy,

18. public reports,

19. Secured Fire Agreement,

20. Private Park Reservation documentation,

21. Irvine Subdivision Ordinance,

22. Irvine Subdivision Manual and

23. Zoning Code and Irvine Building Code

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EXHIBIT C

INSURANCE PROVISIONS

PROJECT INSURANCE REQUIREMENTS AND MINIMUM CONTRACTOR INSURANCE REQUIREMENTS

1.

Owner shall purchase and maintain as a project cost the following insurance policies and required coverages with at least the following minimum limits during the term of this Agreement and, as provided herein:

a.	All Risk Property and Builders Risk insurance with the following limits and coverages:

i.

One hundred percent (100%) of the full replacement costs of the work, including, but not limited to, all improvements to the Property performed by TRC, and without any co-insurance requirements or penalties. Such insurance shall have deductibles no greater than $50,000 per occurrence. During the course of construction such insurance shall include full value coverage for transit, off-site storage, vandalism, loss or damage due to strike, riot & civil commotion, Professional Fees, Advance Claim Payment, Mysterious Disappearance and such other coverages as are standard and customarily found in broad form Builders Risk policies. Other than as specifically set forth in the Agreement to which these Insurance Requirements are attached, TRC shall be responsible for all deductibles and SIR during the course of construction. All Builders’ Risk losses will be adjusted with and payable to Owner or its designee for the benefit of all parties as their interests may appear. Owner shall not settle a Builder’s Risk insurance claim in which TRC has submitted costs (in its name and/or on behalf of subcontractors and/or suppliers) without TRC’s prior approval, which shall not be unreasonably withheld. Owner shall not be responsible for loss or damage to, for or obtaining and/or maintaining in force insurance on temporary structures, construction equipment, tools or personal effects, owned by or rented to or in the care, custody, and control of Contractor or any Subcontractor. Loss, if any payable under the Builders Risk Policy, shall be adjusted with Owner and TRC and made payable to Owner, Owner’s lender per any loan requirements, TRC and TRC as trustees for all contractors.

2.

Owner shall purchase and maintain or cause to be purchased and maintained on behalf of the Joint Venture, and as a project cost, general liability and umbrella insurance covering the project land until such time as the premises liability exposure is covered through the OCIP policy as referenced in Section 4 below.

3.	TRC shall purchase and maintain and cause all additional contractors and subcontractors to purchase and maintain the following insurance:

a.	TRC shall maintain and shall cause all subcontractors to maintain in effect at all times and at its own expense the following lines of insurance at the sole cost to TRC and/or subcontractor;

i.

Workers Compensation. Statutory workers’ compensation for all employees of TRC and Subcontractors with maximum available limits together with Employers’ liability coverage of at least one million dollars ($1,000,000) each accident for bodily injury by accident, one million dollars ($1,000,000) policy limit for bodily injury by disease including death at any time resulting therefrom, and One Million Dollars ($1,000,000) each employee for bodily injury by disease including death at any time resulting therefrom (including “insurers’” waiver of subrogation rights in favor of Contractor);

ii.

Off Site Commercial General Liability: With limits of not less than One Million Dollars ($1,000,000) per occurrence, $2,000,000 general aggregate limits, or limits carried, whichever is greater, for bodily injury, property damage and personal injury liability on a per project basis (except as otherwise noted), including but not limited to: (1) Premises-Operations Coverage; (2) Products and Completed Operations that:

1.

Affording thirty (30) days written notice to Owner, the Joint Venture, SunBrook Partners, Inc., MFCI8 LR, LLC, The New Home Company of Southern California, LLC, The New Home Company, LLC, Westbrook Real Estate Fund VIII, L.P., Westbrook Real Estate Co-Investment Partnership VIII, L.P.,, and each entity’s officers, directors, partners, members, employees and agents (collectively, the “Additional Insureds”) prior to cancellation, non-renewal or amendment (excepting amendments naming additional insureds); and

2.

Endorsing that such insurance policy as primary as respects the Additional Insureds, and any claim, loss, or liability arising from the insureds operation, and that any other insurance maintained by the Additional Insureds is excess and non-contributing with the insurance required hereunder.

3.	Contractor or any contractors or subcontractors shall be responsible for their own tools and equipment and all associated property insurance.

iii.	Business/Automobile: Business automobile liability covering liability arising out of any auto (including owned, hired, leased and non-owned

2

vehicles, trucks and trailers) with limits of not less than $1,000.000 combined single limit each accident, or limits carried, whichever is greater. The business automobile liability insurance shall be written on the most recent edition of ISO for CA 00 01 or equivalent, and shall include contractual liability coverage and additional insured status for Owner.

iv.

Professional Liability Insurance: For all professional design or engineering services for the Project, whether provided by professionals on TRC’s staff or by independent parties under consulting agreements with Owner or such independent parties must secure, acquire and maintain, or cause to be secured, acquired and maintained, Professional Liability insurance in limits not less than $1,000,000 covering the professional services performed in connection with the Project and continuing in force by renewal or extended reporting provision for not less than three years after completion of the Project. This coverage form shall be “claims made” form. The policy shall not contain any exclusions or restrictions for residential development or any exclusion or limitation applicable to work or operations of the type contemplated by this Agreement.

v.

Contractor Pollution Legal Liability Coverage: TRC must obtain Contractor’s Pollution Liability or equivalent coverage covering TRC and all subcontractors in an amount not less than $1,000,000 per pollution incident and $1,000,000 per project aggregate terms satisfactory to the Company, including additional insured status for ownership entities where available.

4.

Owner shall purchase and maintain as a project cost (to the extent included in the Project Budget) a Owner’s Controlled Insurance Program (“wrap-up policy”) for the benefit of Owner, TRC and Subcontractors (when enrolled) with at least the following minimum coverages during the term of this Agreement and, as provided herein, thereafter.

i.

Commercial General Liability Insurance, including coverage for bodily injury (including coverage for death, mental anguish), Premises-Operations (on-site), Independent Contractors’ Protective, Products-Completed Operations, Blanket Contractual Liability, Personal Injury and Broad form Property Damage (including coverage for Explosion, Collapse and Underground hazards), and including Cross Liability and Severability of Interests, endorsements, coverage for Subsidence with Defense Outside of the limits of insurance with the following minimum limits:

1.	$25,000,000 Each Occurrence;
2.	$25,000,000 General Aggregate;
3.	$25,000,000 Personal and Advertising Injury;
4.	$25,000,000 Products-Completed Operations Aggregate;

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ii.	Such policy shall provide coverage on a per occurrence basis and be endorsed to have the General Aggregate apply on a per location/ per project basis with the aggregate limit reinstated annually. Products and Completed Operations insurance shall be maintained for a minimum period equal to the greater of (i) the period under which a claim can be asserted under the applicable statutes of limitations and/or repose or (ii) ten (10) years after Substantial Completion of the Work. The Contractual Liability Insurance shall include coverage sufficient to meet the indemnity obligations in this agreement.

b.	The liability policies shall not contain any exclusions or restrictions for residential development or construction, or any exclusion or limitation applicable to work or operations of the type contemplated by this Agreement.

c.	The foregoing primary and excess liability insurance limits may be satisfied by a different combination of primary and excess policies, so long as each specified insurance limit is at least $25,000,000 per occurrence and $25,000,000 in the aggregate and the total combined primary and excess limits are equal to or exceed the total primary and excess limits specified in this subparagraph (a) and the aggregate limits are reinstated annually per subparagraph (c).

5.	TRC hereby waives, and shall cause all of its Subcontractors, sub-subcontractors, agents and employees, to waive all causes of action or claims they may have against Owner to the extent such claims or causes of action are covered by any insurance required to be carried by Manager hereunder. TRC shall have all such policies appropriately endorsed with Waiver of Subrogation endorsements, to the extent such endorsements are available on commercially reasonable terms.

6.	Any insurance limits required herein are minimum limits only and not intended to restrict the liability imposed on any person or entity for work performed in connection with this Agreement.

7.	All such insurance shall be with a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, having a rating of A-VIII or better by AM Best, such insurance as will protect Owner from claims set forth above which may arise out of or result from the operations under this Agreement and for which TRC may be legally liable, whether such operations be by TRC or by a Subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable.

8.	Where applicable Owner and such other persons and entities as may from time to time be designated by TRC in writing, shall be added as Named Insured’s under the Commercial General Liability Insurance and umbrella form excess insurance, including the Additional Insureds named in this Exhibit.

4